Exhibit 10.45

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

December 21, 2005

Remi Barbier

President & CEO

Pain Therapeutics, Inc.

416 Browning Way

South San Francisco, CA 94080

Re:	Amendment 1 to the Development and License Agreement

Dear Remi:

The following sets forth amendments to the Development and License Agreement entered into by Pain Therapeutics, Inc. and DURECT Corporation effective December 19, 2002 (the “Agreement”), as agreed to by the Parties. Unless otherwise defined in this letter, all terms shall have the meaning given to such terms in the License Agreement.

•	PTI and DURECT agree that DURECT shall not be obligated to supply to PTI, and PTI shall not be obligated to purchase from DURECT, SABER™ Ingredients. Accordingly, Section 5.1(a) of the Agreement shall be amended to read as follows:

“5.1(a) Subject to the terms and conditions set forth herein, DURECT shall supply to PTI, and PTI shall purchase from DURECT: (i) [* * *] (collectively, the ‘Excipient Ingredients’) for manufacture of Licensed Products used in the conduct of the Clinical Program and (ii) Licensed Products used in the Pre-Clinical Program and the initial pharmacokinetic studies in humans under the Clinical Program (the ‘Bulk Dosage Form’).”

•	The terms and conditions of Article V of the Agreement shall govern the supply of [* * *] by DURECT to PTI under Section 5.1(a), with “Excipient Ingredients” substituted for “SABER™ Ingredients” throughout the Agreement except with respect to Sections 11.2(iv) and 12.4(b). For clarity, Excipient Ingredients shall be supplied by DURECT to PTI in their neat form according to specifications mutually agreed upon by PTI and DURECT.

•	Exhibit 5.1 of the Agreement is amended to read as follows:

“The Transfer Price for [* * *]

•	Section 5.6 shall be amended to read as follows:

“(a) Subject to Section 5.1(a), PTI or its agents shall be solely responsible for all aspects of sourcing, supplying, formulating or manufacturing any excipient, additive, solvent or ingredient other than the Excipient Ingredients for manufacture of Licensed Products (each an ‘Other Ingredient’ and collectively ‘Other Ingredients’); provided, however, notwithstanding the foregoing, in the event the Other Ingredient is [* * *], then PTI and DURECT shall determine, by mutual agreement in writing, which Party shall have the responsibility for sourcing and supplying such Other Ingredient, and the terms and conditions therefor, and neither Party may directly or indirectly (e.g., through agents or other Third Parties) source or supply such Other Ingredient absent such written agreement by the Parties. It is further understood that in the event the Parties disagree over who should have the right to source or to supply a particular Other Ingredient based on the interpretation of the above, then upon PTI’s request, DURECT shall assume responsibility to insure continuous sourcing and supplying of such Other Ingredient on terms and conditions substantially similar to [* * *] until DURECT and PTI resolve such disagreement. [* * *]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Subject to Sections 5.1 and 5.6(a), as between the Parties, PTI shall be solely responsible for manufacturing or having manufactured the Licensed Products for use in the Clinical Program and for Commercialization.”

•	The following shall be added as Section 5.7:

“5.7 [* * *] Supply Related Costs.

(a) PTI shall reimburse DURECT [* * *] shall mean the DURECT Research Expenses incurred by DURECT to date and hereafter with respect to [* * *]. To effect this:

(i)	PTI shall pay to DURECT the amount of [* * *], such amount equal to [* * *], within [* * *] after the execution of this Amendment No. 1.

(ii)	DURECT shall invoice PTI and PTI shall pay for [* * *] in accordance with the procedure for invoicing and payment of DURECT Research Expenses under the Pre-Clinical Program in Section 2.3(b), and PTI shall have the audit rights for [* * *] in accordance with Section 2.3(b).

(b) PTI shall reimburse DURECT [* * *] pursuant to that certain supply agreement entered into by DURECT and [* * *], a copy of pertinent financial terms thereof is attached hereto as Exhibit B, to enable long term production of [* * *] (including expenses for [* * *]. DURECT shall provide PTI with a copy of the [* * *] as well as evidence of DURECT’s payment of such [* * *]. PTI shall reimburse DURECT an amount equal to [* * *] made by DURECT for [* * *] within [* * *] after receipt of the documentation described above. In partial consideration of the above referenced payments, DURECT hereby grants to PTI [* * *].

For clarification purposes, [* * *] shall not include any expenses which relate exclusively to the manufacture of [* * *].”

•	The following shall be added as Section 6.4:

“6.4 Data Use and Reference Rights.

[* * *], PTI agrees to use reasonable commercial efforts to [* * *]. PTI shall use commercially reasonable efforts to [* * *] that exist as of the effective date of this Amendment within 120 days of signing this Amendment.

[* * *]

PTI hereby grants to DURECT: (a) a right of reference and audit with respect to the [* * *], to the extent permissible under applicable laws and regulations, as well as the right to grant to third parties a sublicense to reference [* * *], provided that DURECT may only grant such a sublicense to the [* * *] to a third party that is [* * *] and (b) a non-exclusive, fully paid-up, perpetual license, with the right to sublicense, to use the [* * *], provided, however, that (i) DURECT may not use its right of reference or the [* * *] to develop or [* * *], and (ii) with respect to the [* * *], except as required to exercise the right of reference granted in subsection (a) above, DURECT and its sublicensees shall not disclose, either publicly or in their regulatory filings, such [* * *]. Furthermore, DURECT may not [* * *]. Notwithstanding the foregoing, in the event that [* * *] DURECT shall be free to use the [* * *] to obtain or maintain regulatory approval for such products. This Section 6.4 shall survive termination of the Agreement.”

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Unless otherwise specifically amended herein, all terms of the Agreement shall remain as set forth in the Agreement. Please sign below to indicate PTI’s agreement with the foregoing.

Very truly yours,

/s/ James E. Brown
James E. Brown
President & CEO

AGREED TO BY PAIN THERAPEUTICS, INC.

By:	/s/ Remi Barbier
Remi Barbier, President & CEO

Date:	12/21/05

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